RESTATED BYLAWS

OF

TWIN DISC, INCORPORATED

(Adopted April 19, 1991)
(Amended July 28, 1995)
(Amended October 18, 1996)
(Amended June 22, 1998)
(Amended July 30, 2004)
(Amended October 15, 2004)
(Amended July 28, 2006)
(Amended September 6, 2006)
(Amended January 19, 2010)

ARTICLE I.  OFFICE

The principal office of the Corporation in the State of Wisconsin shall be located in the City of Racine, Racine County.  The Corporation may have such other offices, either within or without the State of Wisconsin, as the Board of Directors may designate or as the business of the Corporation may require.

The registered office of the Corporation required by the Wisconsin Business Corporate Law to be maintained in the State of Wisconsin may be, but need not be, identical with the principal office in the State of Wisconsin, and the address of the registered office may be changed from time to time by the Board of Directors.

ARTICLE II.  SHAREHOLDERS

(1)           ANNUAL MEETING.  The Annual Meeting of the Shareholders, for the purpose of electing Directors and for the transaction of such other business as may come before the meeting, shall be held during the months of September or October in each year at such place, on such date and at such time as given each Shareholder not less than ten (10) days nor more than sixty (60) days prior to the date of the meeting.  If the place, date and time of the Annual Shareholders Meeting for any year shall not have been designated by the Board of Directors at least thirty (30) days prior to the first day of September of such year, then the Annual Meeting of the Shareholders shall be held at the registered office of the Corporation on the third Friday of October in such year at 2 o’clock p.m., if not a legal holiday, but if a legal holiday, then on the next business day following.

(2)           SPECIAL MEETINGS.  Special Meetings of the Shareholders may be called by the Chairman and Chief Executive Officer, the President and Chief Operating Officer or the Secretary at the request in writing of a majority of the Board of Directors, or at the request of the Shareholders owning not less than twenty-five percent (25%) of the outstanding shares of stock of the Corporation entitled to vote at the meeting. Any such request shall state the purpose, or purposes, of the proposed meeting.  At any Special Meeting, the order of business thereat shall be determined by the Chairman and Chief Executive Officer or the President and Chief Operating Officer of the Corporation.

(3)           PLACE OF MEETING.  The Board of Directors may designate any place, either within or without the State of Wisconsin, as the place of meeting for any Annual Meeting, or for any Special Meeting called by the Board of Directors.  If no designation is made, or if a Special Meeting be otherwise called, the place of the meeting shall be the registered office of the Corporation, but any meeting may be adjourned to reconvene at any place designated by a vote of a majority of the shares represented at such meeting.

(4)           NOTICE OF MEETING.  Written notice stating the place, date and time of the meeting, and in case of a Special Meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) days nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the Chairman and Chief Executive Officer, President and Chief Operating Officer, Secretary, the Board of Directors, or other person or persons calling the meeting, to each Shareholder of record entitled to vote at such meeting.  If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the Shareholder at his1 address as it appears on the stock record book or similar records of the Corporation, with postage thereon prepaid. Notice of any meeting of the Shareholders shall clearly state that proxy appointments will be ruled invalid unless received by the Secretary before the deadlines prescribed in these Bylaws.

(5)           RECORD DATE.  The Board of Directors may fix in advance a record date to determine the Shareholders entitled to notice of a Shareholders meeting, which record date shall be not more than seventy (70) nor less than five (5) days prior to the meeting or action requiring a determination of the Shareholders.  A determination of the Shareholders entitled to notice of or to vote at a Shareholders’ meeting is effective for any adjournment of the meeting unless the Board of Directors fixes a new date, which it shall be required to do only if the meeting is adjourned to a date more than one hundred twenty (120) days after the date fixed for the original meeting.

(6)           SHAREHOLDERS LIST.  After fixing a record date for a Shareholders’ meeting, the Secretary shall prepare a list of names of all its Shareholders who are entitled to notice of the Shareholders’ meeting.  The Secretary shall make the list available for inspection by any Shareholder, beginning two (2) days after notice of the meeting is given for which the list was prepared, at the Corporation’s principal place of business, or at a place designated in the meeting notice.  During the period specified in this Bylaw, a Shareholder or such Shareholder’s agent may inspect the list during regular business hours on written notice to the Secretary stating the date upon which the inspection is requested to take place, which date shall be not less than five (5) days from the date the request is made.  The Corporation shall make the list available at the meeting, and any Shareholder or his agent may inspect the list at any time during the meeting or any adjournment thereof.  Refusal or failure to prepare or make available the Shareholders’ list pursuant to this Bylaw shall not affect the validity of any action taken at the meeting.

(7)           QUORUM AND VOTING REQUIREMENTS.  Except as otherwise provided by law, these Bylaws or the Articles of Incorporation, a majority of outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of Shareholders.  Except in the case of the election of Directors, a majority of votes cast at any meeting at which a quorum is present shall be decisive of any motion, unless a greater number is required by law, by these Bylaws or by the Articles of Incorporation.  The meeting may be adjourned from time to time by a majority of the votes cast.  The Secretary must give proper notice of the time, date, or place unless the new time, date, or place is announced at the meeting.  Once a share is represented for any purpose at a meeting other than for the purpose of objecting to the holding of the meeting or the transaction of business at the meeting, such share is considered present for the purpose of determining whether a quorum exists for any adjournment of that meeting, unless a new record date is set for that adjourned meeting.

(8)           PROXIES.  At any Annual Meeting or Special Meeting, a Shareholder entitled to vote may vote in person or by proxy.  A Shareholder entitled to vote at any Annual Meeting or Special Meeting, or to express consent or dissent in writing to any corporate action without a meeting, may authorize another person to act for the Shareholder by appointing the person as a proxy.  The means by which a Shareholder or the Shareholder's authorized officer, director, employee, agent or attorney-in-fact may authorize another person to act for the Shareholder by appointing the person as proxy include:

(a) Appointment of a proxy in writing by signing or causing the Shareholder's signature to be affixed to an appointment form by any reasonable means, including, but not limited to, by facsimile signature.  The proxy appointment form must be delivered to the Secretary of the Corporation at least 48 hours prior to the date of the meeting.  The appointment form shall bear a signature in handwriting sufficiently legible to allow the inspector to distinguish it as representing the name of a registered Shareholder, or be accompanied by a rubber stamp facsimile or hand-printed name, including the Shareholder’s surname, and either the Shareholder’s first or middle name as represented on the corporate records, and any titles, offices or words indicating agency which appear in the corporate records.  If the name appearing on the appointment form does not correspond with the Shareholder’s name in the corporate records, the signature on the appointment form must then include some indication of the signator’s agency, office or authority allowing them to represent the Shareholder in this particular manner.  If the Shareholder is an entity, the person signing the form must demonstrate their authority as officer or agent.  If two or more persons are Shareholders as co-tenants or fiduciaries and the name signed purports to be the name of at least one of the co-owners, the person signing the form must demonstrate their authority to act on behalf of the other co-owner(s).

(b) Appointment of a proxy by transmitting or authorizing the transmission of an electronic transmission of the appointment to the person who will be appointed as proxy or to a proxy solicitation firm, proxy support service organization or like agent authorized by the person who will be appointed as proxy to receive the transmission.  Every electronic transmission shall contain, or be accompanied by, information that can be used to reasonably determine that the Shareholder transmitted or authorized the transmission of the electronic transmission.  Any person charged with determining whether a Shareholder transmitted or authorized the transmission of the electronic transmission shall specify the information upon which the determination is made.

An appointment of a proxy is effective when a signed appointment form or an electronic transmission of the appointment is received by the inspector of election or the officer or agent of the corporation authorized to tabulate votes.  An appointment is valid for 11 months unless a different period is expressly provided in the appointment.  An appointment of a proxy is revocable unless the appointment form or electronic transmission states that it is irrevocable and the appointment is coupled with an interest.  The presence of a Shareholder who has made an effective proxy appointment shall not of itself constitute a revocation.  The Board of Directors shall have the power and authority to make rules that are not inconsistent with the Wisconsin Business Corporation Law as to the validity and sufficiency of proxy appointments.

(8.25)           REVOKING PROXIES.  A Shareholder may revoke his otherwise valid proxy appointment by:

(a)	openly stating the revocation at the Shareholders meeting;
(b)	voting at the Shareholders meeting in person;
(c)	submitting a proxy appointment form bearing a later date to the Secretary pursuant to the provisions of these Bylaws at least 48 hours prior to the date of the meeting; or
(d)	delivering a signed written statement revoking the proxy to the Secretary prior to the date of the meeting.

If the proxy appointment was made via electronic transmission, a Shareholder may also revoke his proxy appointment by making a subsequent electronic transmission of a new proxy appointment in accordance with rules established by the Board of Directors.

(9)           VOTING.  Each outstanding share entitled to vote shall be entitled to one (1) vote upon each matter submitted to a vote at a meeting of Shareholders.  Upon demand of any Shareholder, the vote for Directors shall be by ballot.

(10)           VOTING OF SHARES BY CERTAIN SHAREHOLDERS.  Shares standing in the name of another corporation may be voted either in person or by proxy, by the president of such corporation or any other officer appointed by such president.  Shares held by an administrator, executor, guardian, conservator, trustee in bankruptcy, receiver, or assignee for creditors may be voted by him, either in person or by proxy, without a transfer of such shares into his name.  Shares standing in the name of a fiduciary may be voted by him, either in person or by proxy.  A Shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter, the pledgee shall be entitled to vote the shares so transferred.

Shares of its own stock belonging to the Corporation shall not be voted, directly or indirectly at any meeting, and shall not be counted in determining the total number of outstanding shares entitled to vote at any given time, but shares of its own stock held by it in a fiduciary capacity may be voted and shall be counted in determining the total number of outstanding shares at any given time.

(11)           INSPECTOR OF ELECTION.  Prior to the meeting, the Board of Directors may appoint no fewer than one (1) but no more than seven (7) inspectors to serve at any meeting of the Shareholders.  The inspectors may be selected from among the employees of the Corporation or any individuals not affiliated with the Corporation.  The inspectors shall determine the number of shares outstanding and the voting power of each share, the number of shares represented at the meeting, the existence of a quorum, and the validity and effect of proxy appointments.  The inspectors shall also receive votes, ballots and questions relating to the qualifications of voters and the validity and effect of proxy appointments.  The inspectors shall also receive votes, ballots and consents, hear and determine challenges and questions in connection with the right to vote, decide all questions relating to the qualifications of voters and the validity of proxy appointments pursuant to the provisions of these Bylaws, count and tabulate all votes, ballots or consents, and do such acts as are proper to conduct the election with fairness to all Shareholders.  In the event the Board of Directors does not appoint any inspector, the Secretary of the Corporation shall perform any duties and exercise any authority provided to the inspector under these Bylaws.

(11.5)           PROCEDURES AT THE SHAREHOLDER MEETING.  The Chairman of the meeting shall follow the order of business prepared by the Secretary pursuant to the provisions of these Bylaws.  The Chairman of the meeting may rule out of order any motion from the floor to consider a matter not appearing on the agenda.  All matters on the agenda may be combined on a single ballot, and in case of an election for the Board of Directors, all names of those candidates properly nominated under these Bylaws may appear together on a single ballot.  The Chairman shall announce the outcome following each vote, however the final count may be completed after the meeting provided the inspectors of the election sign a supplemental certification of election specifying the final count.  The inspectors shall determine that each individual admitted to the meeting is a Shareholder on or prior to the record date, and no other individual shall participate in or observe the meeting, otherwise than by direction of the Chairman.  The Board of Directors may provide for security to maintain reasonable decorum and ensure the safety of participants.

The Chairman of the meeting is responsible for enforcing the rules of procedure on the floor of the meeting.  Statements by Shareholders may not exceed two (2) minutes, or three (3) minutes in the case of the proponent’s initial remarks on a matter before the Shareholders.  The Chairman of the meeting may rule out of order any statement that exceeds the allotted time or goes beyond the matter before the Shareholders.  The Chairman of the meeting shall have the power to rule on any other points of order and his decision shall be final.

(12)           WAIVER OF NOTICE BY SHAREHOLDERS.  Whenever any notice whatever is required to be given to any Shareholder of the Corporation under the Articles of Incorporation or Bylaws or any provision of law, a waiver thereof in writing, signed at any time, whether before or after the time of meeting, by the Shareholder entitled to such notice, shall be deemed equivalent to the giving of such notice, provided that such waiver in respect to any matter of which notice is required under any provision of Wisconsin law, shall contain the same information as would have been required to be included in such notice, except the time and place of meeting.

(13)           INFORMAL ACTION BY SHAREHOLDERS.  Any action required or permitted by the Articles of Incorporation or Bylaws or any provision of law to be taken at a meeting of the Shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken shall be signed by all of the Shareholders entitled to vote with respect to the subject matter thereof.

(14)	BUSINESS CONDUCTED AT THE MEETING.

(a)           At any Annual Meeting or Special Meeting of Shareholders, only such business shall be conducted, and only such proposals shall be enacted as shall have been properly brought before the meeting in accordance with these Bylaws.  To be properly brought before any Annual Meeting or Special Meeting, any proposed business, other than the nomination of persons for election to the Board of Directors, must be (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board of Directors; (ii) otherwise brought before the meeting by or at the direction of the Board of Directors; or (iii) properly brought before the meeting by a Shareholder.  For a proposal to be properly brought before a meeting by a Shareholder (other than a Shareholder specified in the notice of the meeting given by or at the direction of the Board of Directors and included in the Corporation’s proxy statement pursuant to Rule 14(a)-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), the Shareholder must have given timely notice thereof in writing to the Secretary.  To be timely, a Shareholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation (a) not less than sixty (60) days before the anniversary date of the date on which the Corporation first mailed its proxy materials for the immediately preceding Annual Meeting, or (b) in the case of a special Meeting or in the event the date of the Annual Meeting has changed more than thirty (30) days from the prior year, not later than the close of business on the tenth (10th) day following the earlier of the day on which notice of the date of such meeting was mailed or public disclosure of the date of such meeting was made.  A Shareholder’s notice to the Secretary shall set forth as to each matter the Shareholder proposes to bring before the meeting, (i) a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and record address, as they appear on the Corporation’s books, of the Shareholder proposing such business and any other Shareholders known by such Shareholder to be supporting such proposal; (iii) the class and number of shares of the Corporation’s stock which are beneficially owned by the Shareholder on the date of such Shareholder notice and by any other Shareholders known by such Shareholder to be supporting such proposal on the date of such Shareholder notice; and (iv) any financial interest of the Shareholder in such proposal.

(b)           Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of Shareholders (1) by or at the direction of the Board of Directors or (2) by any Shareholder of the Corporation who is a Shareholder of record at the time of giving notice provided for in this Section (14)(b), who shall be entitled to vote for the election of Directors at the meeting and who complies with the notice procedures set forth in this Section (14)(b), and this clause (2) shall be the exclusive means for a Shareholder to nominate any person for election as a Director before or at an Annual Meeting or Special Meeting of Shareholders.  Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary.  To be timely, a Shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation: (a) not less than sixty (60) days before the anniversary date of the date on which the Corporation first mailed its proxy materials for the immediately preceding Annual Meeting, or (b) in the case of a special Meeting or in the event the date of the Annual Meeting has changed more than thirty (30) days from the prior year, not later than the close of business on the tenth (10th) day following the earlier of the day on which notice of the date of such meeting was mailed or public disclosure of the date of such meeting was made.  Such Shareholder’s notice shall set forth:

(i)           with respect to each person whom the Shareholder proposes to nominate for election or re-election as a Director:

(A)           the name, age, business address and residence address of the proposed nominee;

(B)           the principal occupation or employment of the proposed nominee;

(C)           a written statement as to why such proposed nominee would be able to fulfill the duties of a Director;

(D)           a written statement as to how the proposed nominee meets the independence requirements established by the SEC and the NASDAQ Stock Market;

(E)           the class and number of shares of the Corporation that are beneficially owned (as that term is defined in Section 13 of and Rule 13d-3 under the Securities Exchange Act of 1934, as heretofore or hereafter amended, or any successor statute or rule) by the proposed nominee;

(F)           any other information relating to the proposed nominee that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as heretofore or hereafter amended, or any successor regulation (including, without limitation, the proposed nominee’s written consent to serving as a Director if elected); and

(G)           a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such Shareholder and any other Shareholders known by such Shareholder to be supporting such nomination, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 or any other provision of Regulation S-K, as heretofore or hereafter amended, or any successor regulation, if the Shareholder making the nomination and any other Shareholders known by such Shareholder to be supporting such nomination were the “registrant” for purposes of such Regulation S-K and the nominee were a director or executive officer of such registrant; and

(ii)           with respect to the Shareholder giving the notice:

(A)           the name and address of such Shareholder and any other Shareholders known by such Shareholder to be supporting such nomination;

(B)           the class and number of shares of the Corporation that are held of record or are beneficially owned (as that term is defined in Section 13 of and Rule 13d-3 under the Securities Exchange Act of 1934, as heretofore or hereafter amended, or any successor statute or rule) by such Shareholder and any other Shareholders known by such Shareholder to be supporting such nomination; and

(C)           any derivative positions held by the Shareholder and any other Shareholders known by such Shareholder to be supporting such nomination, and whether and the extent to which any hedging or other transaction or transactions have been entered into by or on behalf of, or any other agreement, arrangement or understanding has been made, the effect or intent of which is to increase or decrease the voting or economic power of, such Shareholder or any other Shareholders known by such Shareholder to be supporting such nomination.

No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the procedures set forth in this Section (14)(b).  The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the Bylaws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

(c)           The Secretary shall compose an agenda prescribing the order of business for the meeting, which shall include all matters properly submitted under these Bylaws and provide the agenda to the Chairman of the meeting.  The Secretary shall also deliver to the Chairman of the meeting a list of those matters not properly submitted, and the Chairman shall so declare at the meeting and state that any such business shall not be transacted.

(d)           This Bylaw shall not prevent the consideration and approval or disapproval at the meeting of matters properly brought before the meeting nor of reports of officers, Directors and committees of the Board of Directors; however, in connection with such reports, no business shall be acted upon at such meeting unless properly submitted as herein provided.

ARTICLE III. BOARD OF DIRECTORS

(1)           GENERAL POWERS.  All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, its Board of Directors.

(2)           NUMBER, ELECTION AND TENURE.  The number of Directors of the Corporation shall be not less than seven (7) and not more than nine (9).  The exact number within said limits shall be fixed from time to time solely by resolution of the Board of Directors, acting by the vote of not less than a majority of the Directors then in office.  Directors need not be residents of the State of Wisconsin nor Shareholders of the Corporation.  Unless action is taken without a meeting under Section (13) of Article II of these Bylaws, Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a Shareholders’ meeting at which a quorum is present (i.e., the individuals with the largest number of votes cast in favor of their election are elected as Directors, up to the maximum number of Directors to be chosen in the election).  Votes against a candidate are not given legal effect and are not counted as votes cast in an election of Directors.  In the event two (2) or more persons tie for the last vacancy to be filled, a run-off vote shall be taken from among the candidates receiving the tie vote.

The Board of Directors shall be divided into three (3) classes of approximately equal size.  The term of office of each Director elected for a full term shall be the period of three (3) years to expire at the Annual Meeting of Shareholders three (3) years after the date of his election.  The number of Directors to be elected at such meeting shall be equal to the number whose term expires at the time of such meeting.  Each Director shall hold office for the term for which he is elected and until the next Annual Meeting of Shareholders at which his successor shall be elected, or his death, or until he shall resign or shall have been removed in a manner provided in these Bylaws.

(3)           REGULAR MEETINGS.  A regular meeting of the Board of Directors shall be held without other notice than this Bylaw on the same date and at the same place as the Annual Meeting of Shareholders and each adjournment thereof.  The Board of Directors may provide by resolution the time and place, either within or without the State of Wisconsin, for the holding of additional regular meetings without other notice to Directors than such resolution.

(4)           SPECIAL MEETINGS.  Special Meetings of the Board of Directors may be called by or at the request of the Chairman and Chief Executive Officer, the President and Chief Operating Officer, the Secretary, or a majority of the Directors then in office.  Special Meetings of the Board of Directors shall be held at such place, either within or without the State of Wisconsin, as the majority of the members of the Board of Directors may from time to time appoint.

(5)           NOTICE.  Notice of any Special Meeting shall be given at least forty-eight (48) hours previously thereto by written notice, delivered personally or mailed to each Director at his business address, or sent electronically by facsimile or e-mail.  If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid. If sent by facsimile, such notice shall be deemed to be delivered at the time transmitted to a facsimile number provided by the Director, and if sent by e-mail, such notice shall be deemed to be delivered when transmitted to an e-mail address provided by the Director.  Whenever any notice whatever is required to be given to any Director of the Corporation under the Articles of Incorporation or Bylaws, or any provision of law, a waiver thereof in writing, signed at any time whether before or after the time of meeting, by the Director entitled to such notice, shall be deemed equivalent to the giving of such notice.  The attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting and objects thereat to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at nor the purpose of any regular or Special Meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

(6)           QUORUM.  Except as otherwise provided by law or by these Bylaws, a majority of the number of Directors fixed by Section (2) of this Article III shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but a majority of the Directors present (though less than such quorum) may adjourn the meeting from time to time without further notice.

(7)           MANNER OF ACTING.  The act of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the act of a greater number is required by law, by the Articles of Incorporation or by these Bylaws.

(8)           CONDUCTING MEETINGS.  Any or all Directors may participate in or conduct a regular or Special Meeting of the Board of Directors through the use of any means of communication by which all participating Directors may simultaneously hear each other during the meeting, and all communication during the meeting is immediately transmitted to each participating Director and each participating Director is able to send immediately messages to all participating Directors. If any means of communication as described above is to be utilized at a meeting of the Board of Directors, all participating Directors must be informed that a meeting is taking place at which official business may be transacted.

(9)           VACANCIES.  Any vacancy in the Board of Directors, including a vacancy created by an increase in the number of Directors, may be filled until the next succeeding annual election by the affirmative vote of a majority of the Directors then in office, though less than a quorum of the Board of Directors.  In the event of removal of one or more Directors as provided by these Bylaws, a new Director or Directors to fill such vacancy or vacancies, as the case may be, may be elected at the same meeting of Shareholders at which such action of removal was taken.

(10)           COMPENSATION.  The Board of Directors, by affirmative vote of a majority of the Directors then in office, and irrespective of any personal interest of any of its members, may establish reasonable compensation of all Directors for services to the Corporation as Directors, officers or otherwise.  The Board of Directors also shall have authority to provide for reasonable pensions, disability or death benefits, and other benefits or payments, to Directors, officers and employees and to their estates, families, dependents or beneficiaries on account of prior services rendered by such Directors, officers and employees to the Corporation.  Each Director shall also be reimbursed for his necessary expenses in connection with attending meetings of the Board of Directors.

(11)           PRESUMPTION OF ASSENT.  A Director of the Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary immediately after the adjournment of the meeting.  Such right to dissent shall not apply to a Director who voted in favor of such action.

(12)           INFORMAL ACTION BY DIRECTORS.  Any action required or permitted by the Articles of Incorporation, Bylaws, or other provision of law, which might be taken at a meeting of the Board of Directors may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the Directors.

(12.5)           EMERGENCY BYLAWS.  In the event of an emergency, which, for purposes of this Bylaw, is defined as a catastrophic event including but not limited to a fire, plane crash, tornado, flood, or snow storm, preventing a quorum of the Board of Directors from being assembled, the following emergency Bylaw provisions shall become and remain effective until such time as it is practicable for a normally constituted Board of Directors to resume management of the business of the Corporation.

(a)           Those members of the Board of Directors who are available during the emergency shall continue to manage the business of the Corporation.  A Director is unavailable under this Bylaw if such Director is unable to receive notice of a Board of Directors meeting as provided in Article III, Section (5) of the Bylaws, or having received notice is by reason of the emergency unable to participate in the meeting so noticed.

(b)           Three (3) Directors shall constitute a quorum of the Board of Directors during an emergency.  If the number of available Directors should drop below three (3), additional Directors may be appointed by the remaining Directors from the officers or employees of the Corporation.  Not more than three (3) Directors shall be appointed under this provision.

(c)           Meetings during an emergency may be called by any available Director, using any reasonable means of communication in an effort to contact or give notice to each remaining Director.

(d)           During an emergency, any Director may participate in or conduct a meeting of the Board of Directors through any available means of communication which allows all Directors participating to simultaneously hear each other, and such communication is immediately transmitted to each other.

(e)           The provisions of the Corporation’s regular Bylaws shall remain effective during the emergency period except to the extent inconsistent therewith.

(f)           The emergency Bylaws shall no longer be effective after the emergency ceases and the term of any Director appointed to serve during such emergency shall end.

(13)           RESIGNATION AND REMOVAL FOR CAUSE.  Any Director, member of a committee or other officer may resign at any time.  Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the the Chairman and Chief Executive Officer, the President and Chief Operating Officer or the Secretary.  The acceptance of a resignation shall not be necessary to make it effective.

A Director may be removed from office during the term of such office but only upon a showing of good cause, such removal to be by affirmative vote of a majority of the outstanding shares entitled to vote for the election of such Director and which action may only be taken at a Special Meeting of Shareholders called for that purpose.

A Special Meeting of the Shareholders as herein referred to may only be held after a hearing on the matter of cause claimed to exist has been held by the full Board of Directors at which hearing the Director or Directors proposed for removal shall be given an adequate opportunity for preparation and attendance in person (together with representation by counsel); provided, however, that such hearing shall be held only after written notice has been given to said Director or Directors proposed for removal specifying the matters of cause claimed to exist.  The conclusions of said hearing shall be reported by the Board of Directors in writing accompanying the notice of the special Shareholders’ meeting sent to each Shareholder eligible to vote at said Special Meeting.

(14)           DIRECTORS EMERITUS.  The Board of Directors may from time to time name Directors Emeritus of the Board of Directors who shall be entitled to receive notice of all meetings of the Board and to attend thereat, provided that they shall not be entitled to vote upon any proposition to be voted by said Board of Directors. Directors Emeritus shall serve at the pleasure of the Board.

ARTICLE IV. OFFICERS

(1)           NUMBER AND QUALIFICATION.  The principal officers of the Corporation shall be a Chairman and Chief Executive Officer, a President and Chief Operating Officer, one or more Executive Vice Presidents, one or more other Vice Presidents as the Board may choose to select, a Secretary, a Treasurer, and at the option of the Board, a President of North American Operations.  The Chairman and Chief Executive Officer and the President and Chief Operating Officer shall be selected from among the membership of the Board of Directors and shall hold office until their successors are elected and qualified notwithstanding any earlier termination of their office as Director, other than their removal for cause.  Such other officers and assistant officers that may be deemed necessary may be elected or appointed by the Board and any two or more offices may be held by the same person except the offices of President and Chief Operating Officer and Vice President.

(2)           ELECTION AND TERM OF OFFICE.  The officers of the Corporation to be elected by the Board of Directors shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each Annual Meeting of the Shareholders.  If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as practicable.  Each officer shall hold office until his successor shall have been duly elected, or until his death, or until he shall resign, or shall have been removed in a manner hereinafter provided.

(3)           REMOVAL.  Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever, in its judgment, the best interests of the Corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.  Election or appointment shall not of itself create contract rights.  The Chairman and Chief Executive Officer or President and Chief Operating Officer may suspend any officer until the next Board meeting.

(4)           VACANCIES.  A vacancy in any principal office because of death, resignation, removal, disqualification or otherwise, may be filled by the Board of Directors for the unexpired portion of the term.

(5)           CHAIRMAN AND CHIEF EXECUTIVE OFFICER.  The Chairman and Chief Executive Officer shall preside at all meetings of the Board of Directors, and shall have the general powers and duties of supervision and management of the business of the Corporation, its officers and agents.  He shall have authority to sign certificates for shares of the Corporation as provided in ARTICLE VII hereof.  He shall have authority, subject to such rules as may be prescribed by the Board of Directors, to appoint such agents and employees of the Corporation as he shall deem necessary, to prescribe their powers, duties and compensation and to delegate authority to them.  Such agents and employees shall hold office at the discretion of the Chairman and Chief Executive Officer.  In his capacity as Chairman and Chief Executive Officer, he shall also appoint all Board committees and their chairmen and he shall have such other power and duties as may from time to time be prescribed by the Board of Directors.

(6)           PRESIDENT AND CHIEF OPERATING OFFICER.  The President and Chief Operating Officer shall, in general, supervise, direct and control the operations and business of the Corporation subject to the supervision and direction of the Chairman and Chief Executive Officer and the Board of Directors and the provisions of these Bylaws.  The President and Chief Operating Officer shall also have the authority, subject to such rules as may be prescribed by these Bylaws, the Chairman and Chief Executive Officer or the Board of Directors, to sign, execute and acknowledge on behalf of the Corporation all deeds, mortgages, contracts, leases, reports and all other documents or instruments necessary or proper to be executed in the course of the Corporation’s regular business, including certificates for shares of the Corporation.  In the absence of the Chairman and Chief Executive Officer, he shall preside at all meetings of the Shareholders and Board of Directors.

(7)           VICE PRESIDENTS.  In the absence of the President and Chief Operating Officer, or in the event of his death, inability or refusal to act, the Executive Vice President(s) or in their absence the Vice President-Finance (or should neither be available then the other Vice Presidents in the order designated at the time of their election or in the absence of any designation, then in the order of their election) shall perform the duties of the President and Chief Operating Officer, and when so acting shall have all the powers of and be subject to all the restrictions upon the President and Chief Operating Officer.  Any Vice President may sign, with the Chairman and Chief Executive Officer and with the Secretary or Assistant Secretary, certificates for shares of the Corporation; and shall perform such other duties and have such authority as from time to time may be assigned to him by the Chairman and Chief Executive Officer or President and Chief Operating Officer or by the Board of Directors.  Any Vice President is authorized to affix the seal of the Corporation to any document which requires the same.

(8)           SECRETARY.  The Secretary shall: (a) keep the minutes of the Shareholders’ and of the Board of Directors’ Meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation and see that the seal of the Corporation is affixed to all documents which require the same, the execution of which on behalf of the Corporation under its seal is duly authorized by another officer hereunder or by the Board of Directors; (d) keep a register of the post office addresses of each Shareholder which shall be furnished to the Secretary by such Shareholders; (e) sign with the Chairman and Chief Executive Officer and with the President and Chief Operating Officer or a Vice President certificates for shares of the Corporation, the issuance of which shall have been authorized by resolution of the Board of Directors; (f) have general charge of stock transfer books for the Corporation; and (g) in general, perform all duties incident to the office of Secretary and have such other duties, and exercise such authority as from time to time may be delegated or assigned to him by the Chairman and Chief Executive Officer or President and Chief Operating Officer or by the Board of Directors.

(9)           TREASURER.  The Treasurer shall: (a) have charge and custody of and be responsible for all funds and securities of the Corporation; receive and give receipts for monies due and payable to the Corporation from any source whatsoever, and deposit all such monies in the name of the Corporation in such banks, trust companies or other depositories as shall be selected in accordance with the provisions of Article VI of these Bylaws; and (b) in general, perform all of the duties incident to the office of Treasurer and have such other duties and exercise such other authority as from time to time may be delegated or assigned to him by the Chairman and Chief Executive Officer or President and Chief Operating Officer or by the Board of Directors.  If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Directors shall determine.  The Treasurer is authorized to affix the seal of the Corporation to any document which requires the same.

(10)           ASSISTANT AND ACTING OFFICERS.  The Board of Directors shall have the power to appoint any person to act as assistant to any officers when deemed desirable, or to perform the duties of such officer whenever for any reason it is impractical for such officer to act personally, and such assistant or acting officer so appointed by the Board of Directors shall have the power to perform all the duties of the office to which he is so appointed to be assistant, or as to which he is so appointed to act, except as such power may be otherwise defined, conditioned or restricted by the Board of Directors.

(11)           SALARIES.  The salaries of the officers shall be fixed from time to time by the Board of Directors, and no officer shall be prevented from receiving such salary by reason of the fact that he is also a Director of the Corporation.

ARTICLE V. INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

To the fullest extent allowed by law, this Corporation shall indemnify its Directors and officers against expenses (including attorney’s fees, court costs, and disbursements) and liabilities (including but not limited to ERISA, excise taxes, judgments, fines and amounts paid in settlement) incurred in connection with any actual or threatened action, suit or proceeding to which such person is made or threatened to be made a party by reason of being, or having been, a Director or officer or, upon written request of the Corporation pursuant to a resolution of its Board of Directors, serving or having served any other entity, including any benefit plan of the Corporation.

Prior to the final disposition of an action, the Corporation may advance expenses for the defense thereof, provided it has received adequate assurances of repayment if it is ultimately determined that the individual was not entitled to such advances.

The Corporation shall have the power and authority to purchase and maintain insurance on behalf of any person who is or was a Director, officer or employee of the Corporation or is or was serving at the request of the Corporation in such capacity in any other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such whether or not the Corporation itself would have the power to indemnify him against such liability under the remaining provisions of this Article.

Indemnification pursuant to this Article shall not be exclusive and shall be in addition to that granted from time to time by operation of law, agreement, or vote of the Corporation’s Directors or Shareholders.  With respect to liabilities and/or expenses arising from or incurred in connection with an individual serving, at the Corporation’s request, any other entity, indemnification by the Corporation shall be deemed to be secondary or excess and any indemnification or insurance provided by such other entity shall be deemed to be primary.

ARTICLE VI. CONTRACTS, LOANS, CHECKS AND DEPOSITS

(1)           CONTRACTS.  To the extent not otherwise authorized by these Bylaws, the Board of Directors may authorize any officer or officers, or agent or agents, or the Corporation to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation, and such authorization may be general or confined to specific instances.

(2)           LOANS.  No loans shall be contracted on behalf of the Corporation and no evidences of indebtedness shall be issued in its name unless authorized by or under the authority of a resolution of the Board of Directors.  Such authorization may be general or confined to specific instances.

(3)           CHECKS, DRAFTS, AND OTHER EVIDENCES OF INDEBTEDNESS.  All checks, drafts, or other orders for the payment of money issued in the name of the Corporation shall be signed by such employee or employees or agent or agents of the Corporation as are appointed by the President and Chief Operating Officer, and in such manner, including facsimile and printed signatures, as may be designated by the President and Chief Operating Officer.  In connection with the furnishing of authorizing resolution and signature card forms needed by commercial banks, the Secretary, or any Assistant Secretary, is authorized to execute and certify to such forms as he may deem appropriate, as adopted under the authority of this Bylaw and as binding upon the Corporation in acceptance therewith, thereby empowering employees or agents appointed by the President and Chief Operating Officer to sign checks, drafts, or other orders for the payment of money in the name of the Corporation.

(4)           DEPOSITS.  All funds of the Corporation, not otherwise employed, shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as may be selected by or under the authority of the Board of Directors.

ARTICLE VII. CERTIFICATES FOR SHARES AND THEIR TRANSFER

(1)           CERTIFICATES FOR SHARES.  Certificates representing shares of the Corporation shall be in such form as shall be determined by the Board of Directors.  Such Certificates shall be signed by the Chairman and Chief Executive Officer, the President and Chief Operating Officer or a Vice President and by the Secretary or an Assistant Secretary and may be sealed with the seal of the Corporation or a facsimile thereof.  Signatures of the Chairman and Chief Executive Officer, the President and Chief Operating Officer, a Vice President, the Secretary or the Assistant Secretary on a certificate may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar other than the Corporation or an employee of the Corporation.  In the event an officer who has signed or whose facsimile signature has been placed upon such certificate shall later have ceased to be such officer, before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer at the date of issue of such certificate.  All certificates for shares shall be consecutively numbered or otherwise identified.  The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the Corporation.  All certificates surrendered to the Corporation for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled, except that in case of a lost, destroyed or mutilated certificate, a new one may be issued therefore upon such terms and indemnity to the Corporation as the Board of Directors may prescribe.

(2)           TRANSFER OF SHARES.  Transfer of shares of the Corporation shall be made only on the stock transfer books of the Corporation by the holder of record thereof or by his legal representative, who shall if so required furnish proper evidence of incumbency or appointment and of authority to transfer, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary, and on surrender for cancellation of the certificate for such shares.  The person in whose name shares stand on the books of the Corporation is to be the owner thereof for all purposes.

(3)           LOST CERTIFICATES.  A new certificate of stock may be issued in the place of any certificate theretofore issued by the Corporation, alleged to have been lost or destroyed, and the Board of Directors may, in their discretion, require the owner of the lost or destroyed certificate or his legal representatives to give the Corporation a bond, in such sum as they may direct, not exceeding double the value of the stock evidenced by such certificate, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss of any such certificate, or the issuance of any such new certificate.

(4)           STOCK REGULATIONS.  The Board of Directors shall have the power and authority to make all such further rules and regulations not inconsistent with the statutes of the State of Wisconsin as they may deem expedient concerning the issue, transfer and registration of certificates representing shares of the Corporation.

ARTICLE VIII. FISCAL YEAR

The fiscal year of the Corporation shall begin on the 1st day of July in each year and shall end on the 30th day of June in the following year.

ARTICLE IX. DIVIDENDS

The Board of Directors may from time to time declare, and the Corporation pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law.  Before declaring any dividends, there may be set apart out of any funds of the Corporation available for dividends, such sum or sums as the Board of Directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends, or for such other purposes as the Board of Directors shall deem conducive to the best interest of the Corporation.

ARTICLE X. SEAL

The corporate seal shall be a round metallic disk with the words “TWIN DISC, INCORPORATED, Racine, Wisconsin” around the circumference, and the words “Corporate Seal” in the center.  If a facsimile or printed seal is used on stock certificates, it shall be similar in content and design to the above.

ARTICLE XI. AMENDMENTS

The Bylaws may be amended, repealed or altered in whole or in part by the affirmative vote of not less than two-thirds (2/3rds) of the shares of the Corporation entitled to vote thereon or by the affirmative vote of not less than two-thirds (2/3rds) of the full Board of Directors of the Corporation at any regular meeting of the Shareholders or Board of Directors, or at any Special Meeting of the Shareholders or Board of Directors provided that such action has been specified in the notice of any such Special Meeting.

1 For the sake of readability and convenience, masculine pronouns have been used in these Bylaws with the intention that they include the feminine as well.